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                                                                    EXHIBIT 4.22

                 SUNTRUST LEASING CORPORATION COMMITMENT LETTER

                                 USA TRUCK, INC.






October 29, 2002



Mr. Cliff Beckham
Chief Financial Officer
USA Truck, Inc.
3108 Industrial Park Road
Van Buren, Arkansas 72956

Dear Cliff:

         We are pleased to provide the following lease proposal covering financing for your truck acquisitions for the 2003 calendar year for your review and consideration. The attached Proposal Exhibit outlines the details of our financing. You will note below that the monthly lease factors have been adjusted to reflect the prevailing market conditions as of October 29, 2002.

         Thank you for the opportunity to be of service on this transaction. Should you have any questions or require additional information, please do not hesitate to contact me at your convenience.

                                Sincerely,

                                /s/ Mark D. King


                                SunTrust Leasing Corporation
                                Mark D. King
                                Vice President




Agreed to and accepted on this 6th day of November, 2002

USA Truck, Inc.
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Lessee

By:  /s/ Cliff Beckham  C.F.O
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            Name/Title

         Cliff Beckham
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        Print Name Above